UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 8, 2012

IKANOS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51532	73-1721486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

47669 Fremont Boulevard Fremont, CA		94538
(Address of principal executive offices)		(Zip Code)

(510) 979-0400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 8, 2012, Ikanos Communications, Inc. (the “Company”) received notification from the NASDAQ Listing Qualifications Department of the NASDAQ Stock Market (“NASDAQ”) providing notice that the Company’s application to list its common stock on The NASDAQ Capital Market has been approved, and that the Company’s securities will be transferred from The NASDAQ Global Market to The NASDAQ Capital Market at the opening of the market on June 14, 2012. The Company’s common stock will continue to trade under the symbol “IKAN.”

As previously reported, the NASDAQ Listing Qualifications Department notified the Company on December 16, 2011 that the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Listing Rule 5450(a)(1). The Company, in accordance with NASDAQ Listing Rule 5810(c)(3)(A), was provided 180 calendar days, or until June 13, 2012, to regain compliance, but was unable to do so in the time period provided. On May 15, 2012, the Company submitted an application to transfer its securities to The NASDAQ Capital Market. In accepting the Company’s application, NASDAQ determined that, upon transfer to The NASDAQ Capital Market, the Company is eligible for an additional 180 calendar day period, or until December 10, 2012, to meet the minimum $1.00 bid price per share requirement for that market. If at any time during this additional time period the closing bid price of the Company’s common stock is at least $1.00 per share for a minimum of 10 consecutive business days, the Company will be in compliance with the minimum bid price listing requirement and the matter will be closed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 13, 2012

IKANOS COMMUNICATIONS, INC.

By:	/s/ Dennis Bencala
Dennis Bencala
Chief Financial Officer and Vice President of Finance